Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE SECOND QUARTER

ENDED JUNE 30, 2014

Tontitown, Arkansas, July 28, 2014......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $4,945,299, or diluted and basic earnings per share of $0.62 for the quarter ended June 30, 2014, and net income of $6,301,907, or diluted earnings per share of $0.78 ($0.79 basic) for the six month period then ended. These results compare to net income of $2,682,191, or diluted and basic earnings per share of $0.31, and net income of $2,225,923, or diluted and basic earnings per share of $0.26, respectively, for the three and six months ended June 30, 2013.

Operating revenues, including revenue from fuel surcharges, were $104,343,260 for the second quarter of 2014 compared to $104,407,650 for the second quarter of 2013. Operating revenues, including fuel surcharges, were $202,163,653 for the six months ended June 30, 2014 compared to $204,389,588 for the six months ended June 30, 2013.

Daniel H. Cushman, President of the Company, commented, “We are very pleased to announce another quarter of improved results. The earnings per share results attained so far this year represent a 200% increase as compared to the same period last year and this quarter’s earnings per share represents our highest single quarter earnings per share results on record. Also, considering that we are only halfway through the year and have already exceeded the net income posted for the entirety of last year, we are further satisfied that our strategic plans are maturing.

“We continue to focus on doing the things that make us special to our customers. Our Automotive, Mexico, Expedited, and Dedicated divisions all continue to grow and improve financially. We continue to seek opportunities that we believe are driver friendly and as a result, we have increased our driver count despite the difficulties in the driver market.

“Our strategy remains consistent. Our automotive strategy has been to diversify and we continue to do that. This freight is generally very consistent and we are able to recruit and maintain drivers in this division. Our Expedited Division continues to grow, and now comprises approximately 20% of our overall revenue. This division is very diverse and very service sensitive. By the nature of the business, we keep drivers moving and they get the miles they desire. We’ve focused on loading the expedited loads where they land, and as a result, we are experiencing positive trends in reducing deadhead. Our Mexico division continues to grow, and because these lanes generally represent a long length of haul, drivers like it. The ability to successfully manage this business so that drivers get to and from the border is imperative in order to maintain driver satisfaction.

“We have always had a lot of automotive dedicated business. In the past, we have had limited success in securing dedicated business outside of the automotive area, but within the last nine months we have been more successful in the diversification of our dedicated customer base. Again, this is freight that typically appeals to drivers.

“Our random freight business is generally our lowest performing division due to the non-repetitive nature of the customers, routes, and transit times. We continue to successfully move assets to better performing divisions and continue to experience growth in our more profitable divisions as a result. The majority of the growth in our more profitable divisions has come primarily at the expense of our random fleet. The resulting decrease in our random fleet has made it difficult to support our customer base that only has one way business. We are working hard to find ways to bring this type of customer more solutions.

“Our brokerage division is obviously one way that we can support our customers. We are making progress but this continues to be a great opportunity.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries

Key Financial and Operating Statistics

(unaudited)

	Quarter ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue, before fuel surcharge	$80,606,497	$80,657,270	$155,502,109	$158,485,219
Fuel surcharge	23,736,763	23,750,380	46,661,544	45,904,369
	104,343,260	104,407,650	202,163,653	204,389,588

Operating expenses and costs:
Salaries, wages and benefits (1)	27,032,250	27,385,801	53,067,022	54,781,126
Fuel expense	23,425,325	24,231,485	48,223,174	51,201,963
Operating supplies and expenses	8,155,623	8,812,376	16,348,600	17,661,286
Rent and purchased transportation (1)	21,956,713	22,193,940	42,718,627	42,291,647
Depreciation	9,166,415	9,766,340	18,292,252	19,859,914
Operating taxes and licenses	1,117,235	1,229,685	2,292,000	2,500,584
Insurance and claims	3,908,169	3,809,864	7,650,407	7,247,855
Communications and utilities	585,399	519,147	1,208,764	1,119,896
Other	1,927,868	1,665,760	3,715,547	3,325,868
Gain on disposition of equipment	(1,521,221)	(212,779)	(2,787,448)	(354,988)
Total operating expenses and costs	95,753,776	99,401,619	190,728,945	199,635,151

Operating income	8,589,484	5,006,031	11,434,708	4,754,437

Interest expense	(743,144)	(879,612)	(1,605,378)	(1,694,853)
Non-operating income	258,901	289,335	530,537	572,205

Income before income taxes	8,105,241	4,415,754	10,359,867	3,631,789
Income tax expense	3,159,942	1,733,563	4,057,960	1,405,866

Net income	$4,945,299	$2,682,191	$6,301,907	$2,225,923

Diluted earnings per share	$0.62	$0.31	$0.78	$0.26

Average shares outstanding – Diluted	8,034,537	8,659,472	8,032,801	8,674,600

	Quarter ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Truckload Operations

Total miles	53,676,567	54,087,798	104,698,872	105,831,764
Operating ratio (2)	88.85%	93.53%	92.36%	97.02%
Empty miles factor	6.63%	7.21%	6.77%	7.58%
Revenue per total mile, before fuel surcharge	$1.40	$1.38	$1.38	$1.38
Total loads	73,268	67,501	140,508	131,370
Revenue per truck per work day	$662	$651	$635	$637
Revenue per truck per week	$3,310	$3,255	$3,175	$3,185
Average company-driver trucks	1,437	1,471	1,448	1,509
Average owner operator trucks	341	321	347	289

Logistics Operations
Total revenue	$5,229,251	$5,951,402	$10,678,231	$12,871,196
Operating ratio	96.53%	97.14%	96.48%	96.74%

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1)

In order to conform to industry practice, the Company began to classify payments to third-party owner operator drivers as purchased transportation rather than as salaries, wages and benefits as had been presented in reports prior to the period ended September 30, 2013. This reclassification has no effect on operating income, net income or earnings per share. The Company has made corresponding reclassifications to comparative periods shown.

2)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.